EXHIBIT 99

The Citizens Bank of Logan is pleased to announce that the institution has returned to solid financial condition. As a result, the Federal Deposit Insurance Corporation (FDIC) and the Ohio Department of Financial Institutions (ODFI) have released the Bank from the consent order imposed in 2012. At that time, the regulators feared that the high level of nonperforming loans and low capital levels threatened the future viability of the Bank. Through the hard work of its committed Board of Directors and dedicated employees the Bank has recovered to the point that regulators no longer feel these conditions apply and have released the Bank from those operating restrictions and from excessive oversight.

Local entrepreneur and Chairman Don Wood spearheaded a capital campaign raising over $4.6 million in new capital through the sale of common stock. The majority of new shareholders are local residents, and customers that stepped up to support the region’s only independent community bank.

On January 21, 2015 the Board appointed Veteran Bank Executive Dan Fischer as President and CEO. In his short tenure Fischer has reorganized the Bank, dramatically reduced problem assets/REO, increased internal controls and accountability, therefore increasing the profitability and stability of the institution.

The book value of the Common stock has increased from an initial offered price of $14.49 per share in June 2014 to a book value of $25.42 per share as of June 30, 2015. Trading under Citizens Independent Bancshares, stock transactions are handled by Community Bancshares of New Concord, Ohio and Boenning & Scattergood of Powell, Ohio.

Fischer was quoted “The bank is on solid ground, and has a bright future.”